Exhibit (a)(1)(E)

Sonic Corp.
Offer to Exchange Certain Stock Options for Replacement Options

FORM OF PAPER ELECTION FORM

Employee Name:
Employee ID:

Hello, [Employee Name]:

You are being provided this election form because you have notified us that you have been unable to use or access the Stock Option Exchange Website, and, as a result, in order to make your election with respect to the Exchange Offer, a paper election form is necessary.  Below is a list of your current outstanding eligible stock option grants that may be surrendered for exchange in the Exchange Offer pursuant to the Offer to Exchange document.  Please read this election form carefully.

As you know, you may make your election to exchange your eligible stock options online at the Stock Option Exchange Website, which is available at https://sonic.equitybenefits.com.  To make an election using this paper election form, place a check mark in either the “Exchange” or “Do Not Exchange” box below next to each eligible stock option grant.  You are required to make an election for each stock option grant noted below.  Any election form submitted without an “Exchange” or “Do Not Exchange” marked for each eligible stock option grant election below will be rejected.  You may elect to exchange your eligible stock options by submitting the election form online at the Stock Option Exchange Website or by mailing, faxing or scanning as an attachment to an email the paper election form.  If you elect to mail, fax, or scan as an attachment to an email the paper election form, it must be signed and dated and sent as follows:

By Mail or Courier:	By Fax:	By PDF as an Attachment to an Email:

Attn: Carolyn C. Cummins	Attn: Carolyn C. Cummins	Attn: Carolyn C. Cummins
Corporate Secretary	Corporate Secretary	Corporate Secretary
Sonic Corp. 300 Johnny Bench Drive	Fax: (405) 225-5973	Email: optionexchquestions@sonicdrivein.com
Oklahoma City, OK 73104

FOR AN ELECTION TO BE EFFECTIVE, THIS PAPER ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY SONIC CORP., OR AN ONLINE ELECTION MUST BE SUBMITTED, BEFORE THE EXPIRATION DEADLINE OF 4:00 P.M., CENTRAL TIME, ON THURSDAY, APRIL 29, 2010 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

You may modify your election(s) at any time before expiration of the Exchange Offer.  Your final election(s) received before the expiration of the Exchange Offer will supersede any previous election(s).

Grant Date	Total Number of Eligible Stock Options	Exercise Price	Total Number of Replacement Options to Be Granted in Exchange*	Make ONE Election for Each Eligible Stock Option Grant
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange

Grant Date	Total Number of Eligible Stock Options	Exercise Price	Total Number of Replacement Options to Be Granted in Exchange*	Make ONE Election for Each Eligible Stock Option Grant
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange
☐ Exchange
☐ Do Not Exchange

____________
*      Please note that Sonic will not issue any fractional replacement options.  The amounts in the column “Total Number of Replacement Options to Be Granted in Exchange” have been determined by converting the number of shares underlying the surrendered eligible options according to the exchange ratio and rounding down to the nearest whole share.

If you have questions, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Agreement to Terms of Election

By electing to surrender my eligible stock options for exchange, I understand and agree to all of the following:

1.           I surrender to Sonic for exchange those eligible stock options specified in the table above (the stock option grants marked “Exchange”) and understand that, upon acceptance by Sonic, this election form will constitute a binding agreement between Sonic and me, unless Sonic receives a valid withdrawal election with respect to such eligible stock options before the Exchange Offer expires.

2.           I understand that if I validly surrender eligible stock options for exchange, and such eligible stock options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible stock options and I will receive in exchange a lesser amount of replacement options with a lower exercise price.

3.           I understand that the replacement options will have a minimum vesting period of one year, even if all or a portion of the surrendered eligible stock options are already vested.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.

4.           I understand that the exercise price for the replacement options will be equal to 110% of the closing price of Sonic common stock on the date the Exchange Offer expires as reported on the NASDAQ Global Select Market.

5.           I understand that the replacement options will be nonqualified stock options for U.S. federal income tax purposes, will be subject to the terms and conditions of the Sonic’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and an award agreement to be entered into as of the date the Exchange Offer expires.

6.           I acknowledge that Sonic has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

7.           To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be actively employed by Sonic or one of its subsidiaries on the date the Exchange Offer commences and must remain actively employed by Sonic or one of its subsidiaries through the date the Exchange Offer expires.

8.           I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Sonic or one of its subsidiaries.  The terms of my employment with Sonic remain unchanged.  I understand that Sonic cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the date the Exchange Offer expires or thereafter.

9.           I understand that in accordance with Sections 6 and 14 of the Offer to Exchange document, Sonic may extend, terminate, and/or amend the Exchange Offer.  In any such event, I understand that any eligible stock options surrendered for exchange but not accepted by Sonic will remain in effect with their current terms and conditions.

10.           I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires.  I understand that my election to surrender my eligible stock options will be irrevocable at 4:00 p.m., Central Time, on Thursday, April 29, 2010, unless the Exchange Offer is extended.

11.           I hereby sell, assign and transfer to Sonic all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in the table above.

12.           I understand that I must mark either the “Exchange” or “Do Not Exchange” box for each eligible stock option grant in the table above and that if I do not make an election for each stock option grant noted in the table above, then my entire election will be rejected.

13.           I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “Exchange” in the table above and that, when and to the extent such eligible stock options are accepted by Sonic, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims.  Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or replacement options, or my spouse or registered domestic partner has consented to and agreed to be bound by the election form.  Upon request, I will execute and deliver any additional documents deemed by Sonic to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.

14.           I agree to all of the terms and conditions of the Exchange Offer.

Eligible Employee’s Signature:	Date:

Eligible Employee’s Name (please print or type):	Eligible Employee’s Phone Number:

_______________

**      When submitting this paper election form, please return the entire election form.

INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.      Submission of Election.  If you intend to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify Sonic of your election to exchange such eligible stock options before the Exchange Offer expires, which is currently scheduled for 4:00 p.m., Central Time, on Thursday, April 29, 2010 (or such later date as may apply if the Exchange Offer is extended).

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must access the Stock Option Exchange Website at https://sonic.equitybenefits.com and follow the instructions.

If you are not able to use or access the Stock Option Exchange Website to submit your election electronically, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  If you are still not able to submit your election electronically after requesting assistance, you may request a paper election form.  Your election must be received by Sonic before 4:00 p.m., Central Time, on April 29, 2010 (or a later expiration date if we extend the Exchange Offer).  You may return your paper election form to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.  Elections not made in accordance with the requirements of the Stock Option Exchange Website or, if required, the paper election form, or received by Sonic after 4:00 p.m., Central Time, on April 29, 2010, even if sent prior to the expiration of the Exchange Offer, will be disregarded.  Accordingly, please allow time for delivery when sending your paper election form.  If we do not receive your properly completed election by the expiration of the Exchange Offer, you will be deemed to have rejected the Exchange Offer.

If you choose to submit your election through the Stock Option Exchange Website, your election will be effective almost immediately because it will be processed online.  You should print a copy of the election confirmation generated on the Stock Option Exchange Website for your records.  If you submit your election via the paper election form because you are unable to use or access the Stock Option Exchange Website, your election will be effective only if we receive the properly completed paper election form before the deadline noted above.  If you choose to mail your paper election form, we recommend that you use registered mail with return receipt requested, or another method which can be tracked by the delivery carrier.  In all cases, you should allow sufficient time to ensure timely delivery.  Submissions by any other means, including delivery directly to Sonic or its subsidiaries, will NOT be accepted.

You will be permitted to exchange your eligible stock options for replacement stock options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your entire election form will be rejected.

You do not need to return your award agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.  We will not accept any alternative, conditional or contingent offers to exchange eligible stock options.  All eligible employees electing to surrender eligible stock options for exchange waive all rights to receive any notice of the acceptance of their election to surrender eligible stock options, except as provided for in the Offer to Exchange document.

2.      Withdrawal of Election.  If you elect to surrender eligible stock options and change your mind prior to the expiration of the Exchange Offer, you may withdraw your surrendered eligible stock options by logging on to the Stock Option Exchange Website and changing your election prior to the expiration of the Exchange Offer.  If you are unable to use or access the Stock Option Exchange Website, you must request a paper notice of withdrawal and submit it in the manner described in Section 1 of these Instructions and Agreements, and we must receive such notice of withdrawal before the expiration of the Exchange Offer at 4:00 p.m., Central Time, on Thursday, April 29, 2010, or such later date to which this Exchange Offer may be extended.  You may return your paper notice of withdrawal to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  In all cases, the last properly completed election submitted and received prior to the expiration of the Exchange Offer, whether via the Stock Option Exchange Website or, if necessary, by paper election or notice of withdrawal, will prevail.

Submissions by any other means, including delivery directly to Sonic or its subsidiaries, will NOT be accepted.  Once you have withdrawn eligible stock options, you may again surrender such eligible stock options only by once again making an election to surrender such eligible stock options in accordance with the Offer to Exchange document and Section 1 of these Instructions and Agreements prior to the expiration of the Exchange Offer.  You may not withdraw your election with respect to only a portion of an eligible stock option grant.  If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock options previously surrendered.  If you attempt to withdraw your election with respect to only a portion but not all of an eligible stock option grant, your entire notice of withdrawal will be rejected.

3.      Signatures on This Election Form.  If you elect to surrender your eligible stock options via the Stock Option Exchange Website (or if you later elect to withdraw previously surrendered eligible stock options via the Stock Option Exchange Website), your acceptances and/or acknowledgments made online shall be considered an electronic signature for all legal purposes and shall be enforceable pursuant to applicable law.  If you are unable to use or access the Stock Option Exchange Website and as a result must submit a paper election form (or paper notice of withdrawal), then with respect to such paper election form submissions (or such paper notice of withdrawal submissions if you later elect to withdraw previously surrendered eligible stock options), except as described in the following sentences, the election form (or notice of withdrawal) must be signed by the eligible employee who surrenders the eligible stock options exactly as such eligible employee’s name appears on the award agreement relating to the eligible stock options.  If the eligible employee’s name has been legally changed since the award agreement was granted, proof of the legal name change must be submitted with the election form ( or notice of withdrawal).  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form (or notice of withdrawal).  You should consider retaining copies of all paper election form(s) and notice(s) of withdrawal for your own files.

4.      Requests for Assistance or Additional Copies.  If you have difficulty accessing the Stock Option Exchange Website, have questions regarding the Exchange Offer, have requests for assistance or have requests for paper copies of the Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  All copies will be furnished promptly at our expense.

5.      Irregularities.  All questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by Sonic in its sole discretion.  Neither Sonic nor any other person is obligated to give notice of any defects or irregularities in surrenders.  No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering eligible stock options unless waived by Sonic in its sole discretion.  Subject to any order or election by a court of competent jurisdiction, our determinations of these matters will be final, conclusive and binding.  This is a one-time offer, and Sonic will strictly enforce the Exchange Offer deadline, subject only to any extension of the expiration of the Exchange Offer that is required by applicable law or that Sonic may decide upon in its sole discretion.  Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which Sonic refers to as the Exchange Act, Sonic also reserves the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.

6.      Additional Documents to Read.  You are encouraged to carefully read the Offer to Exchange document and the other related documents referred to within that document.

7.      Important Tax Information.  You are encouraged to consult your own tax, financial and legal advisors for additional information about your personal tax situation and refer to Section 13 of the Offer to Exchange document, which contains important U.S. federal income tax information.

8.      Data Privacy.  To administer the Exchange Offer, Sonic must collect, use and transfer certain information regarding you and your eligible stock option grants, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Sonic or its subsidiaries, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”). Further, Sonic may have to pass that information on to third parties who are assisting with the Exchange Offer.  By submitting this election form and surrendering your eligible stock options for exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by Sonic and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer as described above.

You further understand that the Data will be transferred to any stock plan service providers or other third parties as may be selected by Sonic that are assisting Sonic with the implementation, administration and management of the Exchange Offer.  By submitting your election, you also acknowledge and agree that:

•
the parties receiving your Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•
you can request from Sonic a list with the names and addresses of any potential recipients of the Data by contacting Sonic; you can request additional information about how the Data is stored and processed; and

•	you can request that the Data be amended if it is incorrect.

By submitting your election, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your Data by Sonic and the third parties assisting Sonic with the Exchange Offer, for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer.

If you have any questions, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

9.      Governing Law and Documents.  The election form and notice of withdrawal are governed by, and subject to, U.S. federal and Delaware state law (without giving effect to principles of conflict of laws), as well as the terms and conditions set forth in the Offer to Exchange document.  For purposes of litigating any dispute that arises under the election form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Oklahoma and agree that such litigation shall be conducted in the courts of Oklahoma County, Oklahoma, or the federal courts for the State of Oklahoma, where the Exchange Offer is made and/or to be performed.